Exhibit 99.1

Nemaura Medical Reports Financial Results and Provides Business Update for the First Fiscal Quarter Ended June 30, 2021

Loughborough, England – August 16, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today provides a business update and releases its financial results for the first fiscal quarter, ended June 30, 2021, of fiscal 2022.

Recent Corporate Highlights:

  Launched a digital healthcare subscription service in the U.S. under the brand name BEAT®diabetes, targeted at over 25 million people with Type 2 diabetes and 88 million people with pre-diabetes in the U.S.
  Received positive feedback from the first users of sugarBEAT® as part of the soft launch in the UK, leading to purchase order for 200,000 sensors and a rolling purchase order forecast for 2 million sensors over the next 2 years.
  In discussions with several third parties regarding regional and global partnerships for sugarBEAT® and the BEAT®diabetes program.
  Repurposed sugarBEAT® as a Continuous Temperature Monitor (CTM), and a technical file has since been prepared in readiness for submission and approvals in the U.S. and EU.
  Developed a metabolic health digital ecosystem combined with glucose monitoring targeting the obesity and pre-diabetes markets, with launch planned by the end of 2021 calendar year.

“Following positive results from a soft launch, we believe we are on the cusp of commercializing sugarBEAT® in the UK and recognizing revenue from our licensee. Additionally, we expect to launch sugarBEAT® in other EU countries, as well as in the Middle East, through regional partnerships. Diabetes is a worldwide health crisis, and our non-invasive, needle-free CGM is an innovative solution for patients with both Type 1 and Type 2 diabetes, as well as those with pre-diabetes,” commented Dr. Faz Chowdhury, CEO of Nemaura Medical. “In the U.S., our on-going and planned pilot programs with BEAT®diabetes continue to progress favourably. We are eager to address the worldwide diabetes crisis and commercialize our proprietary solutions in meaningful volumes, and wish for healthier lives for all struggling with diabetes. As we progress with our corporate, clinical, and regulatory milestones, we will provide future investor updates.”

Financial summary:

  Total operating expenses were approximately $1.6 million. The increase in general and administrative expenses increased was driven predominantly by increased wages, as headcount increased. Third party consultancy and contractors employed to support the operational scale up of the business across both the UK and U.S. also increased as we continue our progression towards product commercialization.
  Cash and cash equivalents at June 30, 2021 were $31.3 million, as compared to $31.9 million at March 31, 2021. Proceeds were received from the exercise of 366,892 warrants during the quarter ended June 30, 2021, amounting to $3 million.
  The Company submitted its initial “deposit invoice” in the amount of $513,000 to its UK licensee as partial payment of the order received for 200,000 sensors and associated devices. This will be converted into revenue once the Company begins delivery of the final product to its licensee, which is expected to begin in the quarter ending September 30, 2021.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com